                            SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12


                           IMAGE ENTERTAINMENT, INC.
                           -------------------------
               (Name of Registrant as Specified In Its Charter)

                              ------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


      Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)    Title of each class of securities to which transaction applies:


     2)    Aggregate number of securities to which transaction applies:


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     4)    Proposed maximum aggregate value of transaction:


     5)    Total fee paid:
[ ]  Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount previously paid:


     2)   Form, Schedule or Registration Statement No.:


     3)   Filing Party:


     4)   Date Filed:

--------------------------------------------------------------------------------

                           IMAGE ENTERTAINMENT, INC.

--------------------------------------------------------------------------------

                                9333 Oso Avenue
                          Chatsworth, California 91311

                         NOTICE OF 1999 ANNUAL MEETING
                         To be held September 10, 1999


Dear Shareholder:

     The annual meeting of shareholders of Image Entertainment, Inc., a California corporation, will be held at The Hilton Hotel, located at 6360 Canoga Avenue, Woodland Hills, California, on Friday, September 10, 1999, at 10:00 a.m. (local time), for the following purposes:

1.   Election of Directors.  To elect 4 directors to hold office until their
     ---------------------
     respective successors are duly elected and qualified -- Ira S. Epstein, Martin W. Greenwald, M. Trevenen Huxley and Stuart Segall have been nominated for election (Proposal 1).

2.   Approval of Amendment of the Restated Articles of Incorporation.  To
     ---------------------------------------------------------------
     approve and adopt an amendment to Article III of the Company's Restated Articles of Incorporation to increase the number of authorized shares of the Company's common stock, no par value, from 25,000,000 to 30,000,000 (Proposal 2).

3.   Ratification of Appointment of Independent Auditors.  To ratify the
     ---------------------------------------------------
     appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2000 (Proposal 3).

4.   Other Business.  To transact such other business as may properly come
     --------------
     before the meeting and any adjournments thereof.


     Enclosed with this notice is a proxy statement which describes the foregoing items of business and a proxy.

     The board of directors has fixed the close of business on July 13, 1999 as the record date for determination of shareholders entitled to notice of and to vote at the meeting.


                              By Order of the Board of Directors,

                              /s/ Cheryl Lee

                              CHERYL LEE
                              Corporate Secretary


Chatsworth, California

July 29, 1999

--------------------------------------------------------------------------------
 All shareholders are cordially invited to attend the meeting in person.
 Whether or not you plan to attend in person, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the envelope provided. Even if you have given your proxy, you may still vote in person at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.
--------------------------------------------------------------------------------

                                PROXY STATEMENT

                         ----------------------------

                     FOR ANNUAL MEETING OF SHAREHOLDERS OF

                           IMAGE ENTERTAINMENT, INC.

                         ----------------------------

                              September 10, 1999


     Proxy statements and proxies are being furnished to the shareholders of Image Entertainment, Inc., a California corporation (the "Company"), in connection with the solicitation of proxies by the Company's board of directors (the "Board") for use at the Company's annual meeting of shareholders and any adjournments thereof (the "Annual Meeting"). The Company's principal executive offices are located at 9333 Oso Avenue, Chatsworth, California 91311 and its telephone number is (818) 407-9100. It is anticipated that Proxy statements and proxies will first be mailed to shareholders on or about July 29, 1999.

Time, Date and Place of the Annual Meeting

     The Annual Meeting will be held at The Hilton Hotel, located at 6360 Canoga Avenue, Woodland Hills, California, on Friday, September 10, 1999, at 10:00 a.m. (local time).

Record Date / Shareholders Entitled to Vote

     Only shareholders of record at the close of business on July 13, 1999, the record date fixed by the Board (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 16,457,032 shares of the Company's common stock, no par value, outstanding. No shares of the Company's preferred stock, $1.00 par value, are outstanding.

                            SOLICITATION OF PROXIES

Voting of Proxies

     A proxy is enclosed for you to vote on Proposals 1, 2 and 3. If the proxy is properly executed and returned prior to the Annual Meeting, the shares of common stock it represents will be voted as you direct or, if you indicate no direction, FOR the director nominees named in Proposal 1 and FOR Proposals 2 and 3.

     In the event of cumulative voting for directors, the proxyholders appointed by the proxy (the "Proxyholders") will have discretionary authority to cumulate votes among the director nominees with respect to which the Proxyholders' authority to vote was not withheld. The Proxyholders will have discretionary authority to vote on such business (other than Proposals 1, 2 and 3) as may properly come before the Annual Meeting (the Board does not currently know of any such business).

Revocability of Proxies

     A shareholder may revoke a proxy at any time before it is voted at the Annual Meeting by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

Voting in Person by Beneficial Owners

     If your shares of common stock are held of record by a broker, bank or other person, and you wish to attend the Annual Meeting and vote in person, you must obtain from the broker, bank or other holder of record a proxy confirming your beneficial ownership of the shares and bring it to the Annual Meeting.

Costs of the Solicitation

     The Board is making this proxy solicitation, the costs of which (including the reasonable charges and expenses of brokerage firms, banks and others for forwarding proxy materials to beneficial owners of common stock) will be borne by the Company. Proxies will be solicited through the mails, and may also be solicited personally or telephonically by the Company's officers, other regular employees and directors (without additional compensation).

                           VOTE REQUIRED FOR APPROVAL

     Except with respect to cumulative voting for directors, each share of common stock outstanding as of the Record Date is entitled to one vote on each matter of business that may properly come before the Annual Meeting.

     A majority of the shares of common stock outstanding on the Record Date, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Assuming a quorum is present, the four nominees receiving the highest number of votes will be elected as directors (Proposal 1). Votes against a candidate have no legal effect. Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of common stock outstanding is required to approve an amendment to Article III of the Company's Restated Articles of Incorporation (Proposal 2). Failure to vote on Proposal 2 will effectively be a vote against it. Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and voting at the Annual Meeting (the shares affirmatively voted must also constitute at least a majority of the required quorum and of the votes cast) is required to ratify the appointment of KPMG LLP as the Company's independent auditors (Proposal 3).

     Abstentions will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, will not constitute a vote "for" or "against" any matter, and thus will be disregarded in the calculation of a plurality or of shares voting or votes cast on any matter submitted to the shareholders for a vote.

     "Broker non-votes" (meaning shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and as to which the broker has physically indicated on the proxy that the broker or nominee does not have discretionary power to vote on a particular matter) are counted as present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered present for quorum purposes and may be entitled to vote on other matters). Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in the accompanying proxy card.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the shares of common stock beneficially owned or deemed to be beneficially owned as of July 1, 1999 by: (i) each person known to the Company to be the beneficial owner of (or deemed under Rule 13d-3 to be the beneficial owner of) more than 5% of the common stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table set forth in the Executive Compensation section, and (iv) all directors and executive officers as a group:



                                                              Common Stock                  Percent
Name                                                   Beneficially Owned (1)(2)          of Class(3)
----                                                  ----------------------------      ---------------

Image Investors Co.  (4)...........................             6,781,509                     38.05%
c/o Metromedia Company
One Meadowlands Plaza
East Rutherford, NJ  07073

   John W. Kluge and Stuart Subotnick (4)
   c/o Metromedia Company
   One Meadowlands Plaza
   East Rutherford, NJ 07073

Martin W. Greenwald(5).............................             1,095,991                      6.54%

Stuart Segall(5)...................................               679,210                      4.12%

Ira S. Epstein(6)..................................                90,981                       *

M. Trevenen Huxley.................................                11,250                       *

Cheryl Lee.........................................               154,724                       *

Jeff Framer........................................                82,552                       *

David Borshell.....................................               133,831                       *

All directors & executive officers as a group                   2,247,509                     13.01%
(7 persons)

-------------------------------------------------------------------------------
*Less than 1%.

Notes To Beneficial Ownership Table:

(1) The number of shares beneficially owned includes shares of common stock in which a person has sole or shared voting power and/or sole or shared investment power. Except as noted below, each person named reportedly has sole voting and investment powers with respect to the common stock beneficially owned by such person, subject to applicable community property and similar laws. On July 1, 1999, there were 16,445,626 shares of common stock outstanding.


(2) The number of shares listed as beneficially owned by each named person (and the directors and executive officers group) includes shares of common stock underlying options and rights (including conversion rights and restricted stock units ("RSUs") vesting as of or within 60 days after July 1, 1999), as follows:

           Image Investors Co. ........................................ 1,379,310(4)
                John W. Kluge and Stuart Subotnick (4)
           Mr. Greenwald...............................................   323,358
           Mr. Segall..................................................    36,250
           Mr. Epstein.................................................    87,981
           Mr. Huxley..................................................    11,250
           Ms. Lee.....................................................   154,724
           Mr. Framer..................................................    82,552
           Mr. Borshell................................................   133,418
           All directors & executive officers as a group (7 persons)...   829,533


(3) Common stock not outstanding but which underlies options and rights (including conversion rights and RSUs) exercisable as of or within 60 days after July 1, 1999 is deemed to be outstanding for the purpose of computing the percentage of the common stock beneficially owned by each named person (and the directors and executive officers group), but is not deemed to be outstanding for any other person.

(4) All of the shares of common stock are held of record by Image Investors Co. ("IIC"). The shares of common stock listed in the table as beneficially owned by IIC may also be deemed to be beneficially owned by John W. Kluge and Stuart Subotnick by virtue of their being directors, executive officers and the sole shareholders of IIC. Messrs. Kluge and Subotnick have shared voting and investment powers with respect to such shares. Amendment No. 11 (dated December 30, 1992) to a Schedule 13D, dated July 18, 1988, filed on behalf of IIC, John W. Kluge and Stuart Subotnick, states that IIC, John W. Kluge and Stuart Subotnick each "disclaims membership in a group, although a group might be deemed to exist." IIC has demand and piggyback registration rights with respect to 4,696,378 shares of common stock beneficially owned by IIC (which include 1,379,310 shares of common stock issuable upon conversion of debt under a credit agreement with the Company dated as of September 29, 1997).

(5) Includes 1,030 shares of common stock held of record by Momandad, Inc., a corporation of which Messrs. Greenwald and Segall are the sole shareholders. With respect to such shares, Messrs. Greenwald and Segall share voting and investment powers.

(6) Includes 2,000 shares of common stock held by Mr. Epstein's Keogh plan.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

Nominees

     The Bylaws provide for a Board consisting of a minimum of 4 and a maximum of 7 members.

     The name of each nominee for election to the Board, his principal occupation, age, all positions and offices with the Company held by him and the year he first became a director and additional biographical data is set forth below. For information regarding each nominee's security ownership, see "Security Ownership of Certain Beneficial Owners and Management" above.

Martin W. Greenwald    (Age:  57)
-------------------

Chairman of the Board, Chief Executive Officer and President since April 1981, and Treasurer since January 1988. Mr. Greenwald is a 1964 graduate of Fairleigh Dickinson University. Since July 1990, Mr. Greenwald has been a board member of the Permanent Charities Committee of the Entertainment Industries, an umbrella organization which coordinates charitable contributions.

Stuart Segall    (Age:  54)
-------------

Director and Vice President (not an executive officer) since April 1981. Mr. Segall's principal occupation is that of principal of Stu Segall Productions, a television and motion picture production company with offices in North Hollywood, California and a full-service production facility in San Diego, California. From 1984 to 1989, Mr. Segall was a supervising producer for Steven
J. Cannell Productions, Hollywood, California.

Ira S. Epstein    (Age:  67)
--------------

Director since June 1990. Mr. Epstein is of counsel to the Beverly Hills law firm of Weissman, Wolff, Bergman, Coleman & Silverman. Prior to that, Mr. Epstein was the managing partner of Cooper, Epstein & Hurewitz, where he practiced law from 1975 to 1993. Mr. Epstein has held officer and director positions in numerous corporations.

M. Trevenen Huxley    (Age:  47)
------------------

Director since September 1998. In 1990, Mr. Huxley co-founded Muze, Inc., a provider of digital information about music, books and movies. From 1992 to March 1998, Mr. Huxley served as the President and Chief Executive Officer of Muze, Inc. and is currently its Executive Vice President for Business Development. Mr. Huxley is also a member of the board of directors of both Muze, Inc. and Muze UK, Ltd., a wholly-owned subsidiary of Muze, Inc. Muze, Inc. is a closely-held corporation which is controlled by John W. Kluge and Stuart Subotnick. Messrs. Kluge and Subotnick, through Image Investors Co., are also the largest shareholders of the Company.

Vote Required

     Four directors are to be elected at the Annual Meeting to hold office until the Company's next annual meeting of shareholders and until their respective successors have been elected and qualified. Proxies solicited by the Board will be voted, unless authority to vote is withheld, for the nominees named above or, if any of these nominees were unavailable to stand for election (an occurrence not expected by the Board), such substitute nominee(s) as selected by the Board.

     If any shareholder has given notice at the Annual Meeting, before the voting for directors begins, of the shareholder's intention to cumulate votes, then all shareholders may cumulate their votes, but only for nominees whose names have been placed in nomination before the voting. Under cumulative voting, each shareholder is entitled to the number of votes equal to the number of directors to be elected multiplied by the number of shares of common stock held by the shareholder. The shareholder may cast all those votes for a single nominee or distribute them among as many nominees as the shareholder sees fit. If voting for directors is noncumulative, each share of common stock will be entitled to one vote for each of the nominees.

     In the event of cumulative voting for directors, the Proxyholders will have discretionary authority to cumulate votes among the nominees named above (including any substitute nominees) with respect to shares for which the Proxyholders' authority to vote was not withheld, so as to elect a maximum number of such nominees.

     Assuming a quorum is present, the nominees receiving the highest number of votes will be elected as directors (votes against a candidate have no effect). If voting for directors is noncumulative, the holders of a majority of the shares of common stock voting could elect all the directors.

Board Committees and Meetings

     The Board met four times during fiscal 1999. Each director attended all of the meetings. The Board administers the Company's 1994 Eligible Directors Stock Option Plan, as amended.

     Although the full Board considers all major decisions of the Company, the Board has established two standing committees to more fully address certain areas of importance to the Company:

     .  the Audit Committee, and

     .  the Compensation Committee

     The Company does not have a nominating committee. The functions of a nominating committee are performed by the entire Board.

     Audit Committee. The audit committee is composed of Messrs. Epstein, Huxley and Segall. The audit committee's primary functions are to recommend to the Board the firm to be retained by the Company as its independent auditors, to consult with the auditors with regard to the plan of audit, the results of the audit and the audit report, and to confer with the auditors with regard to the adequacy of internal accounting controls. The audit committee met once during fiscal 1999.

     Compensation Committee. The compensation committee is composed of Messrs. Epstein, Huxley and Segall. The compensation committee's primary functions are to review and approve salaries, bonuses and other compensation payable to the Company's executive officers. In addition, the compensation committee administers the Company's 1998 Incentive Plan, its 1990 and 1992 Stock Option Plans and other employee benefit plans of the Company. The compensation committee met twice during fiscal 1999.

Compensation of Directors

     Non-employee directors each receive a fee of $400 for each Board meeting attended.

     Formula Option Grants. Since July 12, 1994, the Company has made automatic annual awards to non-employee directors (the "Formula Option Grants") under the Company's 1994 Eligible Directors Stock Option Plan, as amended (the "Directors Plan"). On July 13, 1998 (the first business day following July 12, 1998), Mr. Epstein and Mr. Russ Harris, who was a nominee for reelection to the Board at the 1998 Annual Meeting when he passed away, were each granted an option to purchase 15,000 shares of common stock under the Directors Plan at a per share exercise price of $7.94.

     The Formula Option Grants to Messrs. Epstein and Harris in 1998 represent the final installment of automatic grants under the Directors Plan. However, Mr. Segall and Mr. Huxley received substantially equivalent grants under the 1998 Incentive Plan (the "1998 Plan") to provide parity in director compensation for fiscal year 1999. Neither had previously participated in the Formula Option Grants under the Directors Plan because, as a non-salaried, non-executive officer of the Company, Mr. Segall was not eligible to participate, and Mr. Huxley was not a director of the Company on the July 1998 grant date. Under the discretionary award provisions of the 1998 Plan (see description below), each of them received an option grant to purchase 15,000 shares of Company common stock at a per share exercise price of $7.94. The options are subject to the same acceleration, early termination and other continuing terms as the Formula Options.

     The Formula Options expire 10 years after the date of grant, subject to earlier termination as described below, and vest in unequal installments over a 16-month period following the date of grant according to the following schedule:
50% of the options vest in month 6, 25% vest in month 12, and the remaining 25% vest in month 16. In Mr. Huxley's case, however, vesting is accelerated to correspond to the vesting schedule for the other directors (50% in month 4, 25% in month 10, and 25% in month 16.)

     If a director's services as a member of the Board terminate by reason of death or disability, his Formula Options become fully exercisable and remain exercisable for one year thereafter or until the expiration of their stated term, whichever occurs first, and then terminate. If the director's services terminate for any other reason, his Formula Options, to the extent they are exercisable on such date, remain exercisable for six months or until the expiration of their stated term, whichever occurs first, and then terminate.
The Formula Options not exercisable at the time of a termination of service will terminate.

     Upon the occurrence of certain events described in the Directors Plan (such as a dissolution, liquidation or certain merger or asset transactions or changes in control of the

Company), each Formula Option will become immediately exercisable, provided that no Formula Option will be accelerated to a date which is less then six months after the date of grant of the Formula Option.

     Commencing in October 1999, under the formula director award provisions of the 1998 Plan, the Company will make automatic annual grants of restricted stock units payable in shares of Company common stock (the "Director RSUs") to directors who are not executive officers of the Company (non-executive directors). The Director RSUs, described below, will replace and supplant the Formula Option Grants.

     Discretionary Option Grants. Discretionary awards granted to non-executive directors under current provisions of the 1998 Plan may only be granted in one or more of the following circumstances:

     . in connection with the grantee becoming a member of the Board (as in Mr. Huxley's case);

     . to reward a director's exceptional or extraordinary services as a member of the Board;

     . in consideration for services to the Company outside of the scope of his or her normal duties in the ordinary course as a Board member; or

     . to provide parity as to option compensation for fiscal year 1999 (as in Mr. Segall's case).

     Director RSUs. Commencing in 1999 and ending in 2001, on each October 1 (or the first business day thereafter), each non-executive director then in office will be granted automatically (without any action by the compensation committee or the Board) 2,240 restricted stock units (the Director RSU awards).

     The Director RSUs expire 10 years after the date of grant, subject to earlier termination as described below, and vest on a pro rata basis for each successive day of service during the next 12-month period, commencing on the grant date. After 2001, the Board will periodically revisit, for three year cycles, the specific size of the annual grants (not to exceed 5,000 shares per director per year). A non-executive director will be eligible to receive no more than one Director RSU award in each year.

     Upon termination of services as a member of the Board due to death or total disability, Director RSUs held by a director become fully vested. Upon termination of services for any reason other than death or total disability, all Director RSUs not yet fully vested will be automatically forfeited. The Director RSUs are subject to the same conversion, termination, acceleration and other continuing terms as the restricted stock units granted to the executives under the 1998 Plan and described at page 17. However, if a change in control event occurs (see page 14), those terms govern only to the extent that any changes in the Director RSUs and any Board or compensation committee action in respect thereof are consistent, both with the effect of the event on restricted stock or restricted stock units held by persons other than executive officers or directors of the Company, and with the effect on shareholders generally in respect of the underlying shares.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain annual and long-term compensation, for each of the last three fiscal years, paid to the Company's Chief Executive Officer and each Executive Officer whose salary and bonus exceeded $100,000 in the last fiscal year:




                          Summary Compensation Table



                                                                              Long-Term
                                     Annual Compensation                     Compensation
                              --------------------------------       --------------------------
                                                        Other
                                                       Annual                            Securities            All
                                                       Compensa        Restricted       Underlying            Other
Name &                 Fiscal     Salary     Bonus       -tion           Stock           Options           Compensation
Principal Position      Year      ($)(1)     ($)(2)      ($)(3)       Award(s)($)(4)       (#)                  ($)
-------------           -----     -----      ------      ---------    ------------      ---------           ----------
Martin W.              1999      $416,600   $147,822      $__          $313,433                0            $43,613(5)
Greenwald,             1998       284,576     90,300       __                 0                0             45,990(6)
President & CEO        1997       263,187        300       __                 0          150,000             29,662(7)

Cheryl Lee,            1999       180,983     28,329       __            95,708                0              3,791(8)
Chief Administrative   1998       155,392        300       __                 0                0              2,932(8)
Officer                1997       148,019      5,881       __                 0                0              3,042(8)

Jeff Framer,           1999       174,255     28,329       __            95,708                0              3,654(8)
Chief Financial        1998       131,411        300       __                 0                0              2,381(8)
Officer                1997       125,173      5,881       __                 0                0              2,593(8)

David Borshell,        1999       165,421     53,408       __            90,675                0              3,468(8)
Sr. VP, Sales,         1998       125,699        300       __                 0                0              2,176(8)
Marketing &            1997       119,731      5,881       __                 0                0              2,644(8)
 Operations

-----------------------------------------------------------------------------------------------------------------------------------

Notes To Summary Compensation Table:

(1) The fiscal 1999, 1998 and 1997 salary figures for Mr. Greenwald include an additional annual salary component characterized as an "unaccountable personal expense allowance" in his employment agreement.

(2) For a description of the formula bonus plan under which each executive officer's fiscal 1999 bonus was awarded, see "Bonuses" in the Compensation Committee Report on Executive Compensation. In fiscal 1998, none of the named executive officers earned a bonus under the formula bonus plan set forth in each such officer's employment agreement then in effect (the "Formula Bonus Plan"). However, in May 1997, Mr. Greenwald was awarded a $90,000 guaranteed, discretionary bonus for fiscal 1998 which was paid in biweekly installments commencing June 19, 1997 through March 26, 1998. The discretionary bonus was not part of the Formula Bonus Plan. The fiscal 1997 bonus figures for all of the named executive officers except Mr. Greenwald represent amounts awarded under the Formula Bonus Plan. (Mr. Greenwald did not earn a bonus in fiscal 1997 under the Formula Bonus Plan.) In fiscal 1999, 1998 and 1997, each of the named executive officers also received a nominal ($300) holiday bonus.

(3) While all the executive officers enjoyed certain perquisites in fiscal 1999, 1998 and 1997, such perquisites did not exceed the lesser of $50,000 or 10% of any executive officer's fiscal year salary and bonus for each such year.

(4) Reported awards represent restricted stock units ("RSUs") granted on July 6, 1998 to Mr. Greenwald, Ms. Lee, Mr. Framer and Mr. Borshell of 41,791, 12,761, 12,761 and 12,090, respectively, under the Company's 1998 Plan, valued, pursuant to applicable rules, at $7.50/share, the closing price of the

     Company's unrestricted common stock on the date of grant. The RSUs are payable solely in shares of the Company's common stock and vest commencing June 30, 1999 and on each of the next four anniversaries of that date in equal installments at a minimum rate of 20% per year. If in any fiscal year the Company achieves a minimum specified percentage of the applicable performance target (which it did not achieve in fiscal year 1999), the grant will vest instead at a rate of 33 1/3% for that year. Each executive officer is entitled to receive "dividend equivalents" in additional RSUs if any dividends are paid on the common stock prior to vesting. The number and market value of RSUs held by each of these executives at March 31, 1999 (based upon the then closing market value stock price of $ 5.875) were:

               Mr. Greenwald, 41,791 and $245,522;
               Ms. Lee, 12,761 and $74,971;
               Mr. Framer, 12,761 and $74,971; and
               Mr. Borshell, 12,090 and $71,029.

     If employment by the Company terminates due to total disability or death, any unvested RSUs in the executive officer's stock unit account will become fully vested and the shares issuable in payment thereof will be distributed immediately. Upon retirement, the executive officer's stock unit account will be credited with a pro rata portion of the next installment of the award that would otherwise vest based on the number of quarters or partial quarters served during the applicable fiscal year. If employment by the Company is terminated for any reason other than death, disability, retirement or in connection with a change in control event, all unvested RSUs will be forfeited. For a description of the effects of termination of employment prior to or following a change in control event, see page 13 ("Other Change in Control Arrangements").

     The 1998 Plan grants the compensation committee discretion to accelerate, extend or otherwise modify benefits payable under the RSU awards in various circumstances, including a termination of employment (other than "for cause") or a change in control event. See also page 17 ("Restricted Stock Unit Grants").

(5) Includes $3,690 of term life insurance premium payments, $35,057 of universal life insurance premium payments and $4,866 of Company contributions to a 401(k) plan.

(6) Includes $3,690 of term life insurance premium payments, $38,230 of universal life insurance premium payments and $4,070 of Company contributions to a 401(k) plan.

(7) Includes $3,690 of term life insurance premium payments, $21,805 of universal life insurance premium payments (which commenced in June 1996) and $4,167 of Company contributions to a 401(k) plan.

(8)  Entire amount consists of Company contributions to a 401(k) plan.

Options in Last Fiscal Year

     No options were granted in fiscal 1999 to any of the executive officers.

     The following table summarizes options exercised in fiscal 1999 by the executive officers named in the Summary Compensation Table and certain other information regarding their outstanding options:


                Aggregated Option Exercises in Last Fiscal Year
                     and Fiscal Year-End Option Values


                       Shares                            Number of Shares                     Value of Unexercised
                      Acquired                         Underlying Unexercised                    In-the-Money
                        on          Value               Options at FY-End (#)                   Options at FY-End
                      Exercise     Realized           -------------------------          ----------------------------
Name                    (#)          ($)(1)          Exercisable  Unexercisable(2)        Exercisable(3) Unexercisable(3)
-----                 -------      -------           -----------  ----------------        -------------- ----------------

Martin Greenwald      60,577(4)    $66,029             315,000        60,000                $18,750          $ 0
Cheryl Lee             4,987        29,304             152,172             0                 13,490            0
Jeff Framer           23,400       112,040              80,000             0                      0            0
David Borshell             0             0             131,000             0                  8,250            0

------------------------------------------------------------------------------------------------------------------------------------


(1) Based on the closing price on NASDAQ/NMS of the common stock on March 31, 1999 ($5.875).

(2) In the event of a "change of control" under the Company's Restated 1992 Stock Option Plan, the unvested portion of an option shall immediately vest. A "change of control" under the plan generally includes (i) an acquisition by one person (or group of persons) of at least 45% of the ownership of the Company, (ii) certain changes in the majority of the Board over a 2-year period, or (iii) shareholder approval of a merger or similar transaction by the Company or of a plan to sell or dispose of all of the assets of the Company. Additionally, the committee administering the plan may (subject to Board approval) terminate the plan and the options. If any termination occurs, the committee shall give each optionee written notice of the intention to terminate the plan and the options, and shall permit the exercise of the options for at least thirty days immediately preceding the effective date of such termination. In the event an optionee's employment with the Company ceases for any reason other than death or disability, the options will terminate two weeks following the date employment ceases; however, the committee, in its sole discretion, may extend the exercise period from two weeks to three months. In the event of an optionee's death or disability, the options may be exercised for one year thereafter. Subject to the other provisions of the plan, the committee has discretionary authority to amend or terminate the plan and to do any other act advisable to administer the plan.

(3) Market value of underlying securities at fiscal year end, minus the exercise price.

(4) All of the Company's stock option plans allow participants to exercise options and surrender already-owned shares of the Company's common stock in lieu of a cash payment of the exercise price, which surrendered shares are valued at fair market value (as defined under the applicable plan) at the time of exercise. Mr. Greenwald surrendered 48,001 already-owned shares of Company common stock with a value of $5.25 per share to exercise the options shown in the table above.

Description of Employment Contracts, Termination of Employment and Change in Control Arrangements

     Employment Contracts

     The Company is a party to new employment agreements with each of the executive officers named in the Summary Compensation Table. The new agreements were entered into as of July 1, 1998. Except for base salary, bonus compensation and fringe benefits, all of the terms and conditions of the agreements, as described below, are identical.

     Term. The agreements provide for an initial term of two years ending June 30, 2000, with an automatic one year extension to June 30, 2001 unless written notice of non-renewal is given by either the executive officer or the Company by January 1, 2000. Following the first automatic 1-year extension, the term shall be extended automatically for 1 additional year on each July 1, unless the Company or an executive officer gives written notice of non-renewal by the preceding January 1. The term of the agreement may not be extended beyond June 30, 2005. There have been no notices of non-renewal to date.

     Base Salary. The base salary amounts for Mr. Greenwald, Ms. Lee, Mr. Framer and Mr. Borshell increased to $400,000, $190,000, $190,000 and $180,000, respectively, in July 1998 pursuant to the new agreements. In addition, Mr. Greenwald received an annual unaccountable personal expense allowance of $65,637. The agreements provide that on each July 1, each executive will receive a 5% increase to his or her then annual base salary (including, for Mr. Greenwald, a 5% increase to his annual unaccountable personal expense allowance). Mr. Greenwald's base salary as reported in the Summary Compensation Table also includes his annual unaccountable personal expense allowance.

     Cash Bonus. Pursuant to the new formula bonus plan contemplated by the agreements, the executive officers earn cash bonuses as incentive compensation based on the Company's performance relative to annually determined targets. The cash bonus plan for fiscal 1999 and for fiscal 2000 is based on a formula relative to earnings before interest, taxes, depreciation and amortization ("EBITDA"); for fiscal 1999, the cash bonus amounts shown in the Summary Compensation Table at page 9 were determined using a formula which measures the Company's performance against a confidential target EBITDA and multiplies the resulting percentage by a specified percentage of the executive officer's base salary. The specific performance criteria and targets as well as percentages of salary or other variables pursuant to which the cash bonuses are determined are applicable to all of the executive officers and subject to change annually at the discretion of the compensation committee. For a further description of the cash bonuses, see the Compensation Committee Report on Executive Compensation at page 16.

     Stock-Based Awards. The agreements provide that stock-based grants will be in such form and amounts, and at such time or times, as the Board (or, if applicable, the administrator of the relevant stock option or award plan) determines.

     Severance Packages. The agreements provide for severance packages consisting of base salary (and, for Mr. Greenwald, allowances) and insurance continuation for 6 months, and a pro rata portion of any bonus payable for the longer of 6 months or that part of the fiscal year occurring prior to expiration of the term. The agreements also provide for comparable benefits in the event of an executive officer's death or total disability.

     Termination of Employment. The agreements provide for varying benefits upon a termination of employment depending upon the reason for the termination and when it occurs. If an agreement is terminated prior to a change in control "without cause" (which generally means for any reason than (a) death or disability, (b) for cause or (c) a voluntary termination), the executive officer will continue to receive all compensation, rights and benefits under the agreements through the expiration of the remaining term, plus the severance benefits described above.

     If the employment agreement is terminated due to a change in control for any reason other than (a) death or total disability, (b) for cause or (c) a voluntary termination (other than a termination for "good reason"), or by the executive officer for "good reason," the executive officer will be entitled to receive all compensation, rights and benefits under the employment agreement for the longer of one year following the effective date of termination or through the expiration of the remaining term, plus the severance benefits described above. "Good reason" generally includes a material reduction in duties, status, compensation or benefits, a material breach by the Company, or a forced relocation.

     If a termination "for cause" occurs, no severance, fringe benefits, compensation or other such rights, including any pro rata portion of bonus otherwise due, is due or payable. A termination "for cause" generally includes the executive officer's fraud, willful misconduct, gross negligence, breach of fiduciary duty or material breach of an agreement with the Company.

     The agreements provide that all unvested existing options granted to the executive officer will immediately vest if the agreement is terminated by the Company "without cause" or by the executive for "good reason" following a change in control. In addition, any unvested portion of the executive officer's RSU award that has not expired will vest immediately if the Company terminates the agreement "without cause" within one year after a change in control, or less than three months prior to and in express anticipation of an announced change in control. The definition of change in control under the agreements is substantially equivalent to the definition of a change in control event under the 1998 Plan, described below under the heading "Other Change in Control Arrangements."

     Fringe Benefits. The executive officers are entitled to receive medical, dental, life and short and long-term disability insurance, vacation and reimbursement for reasonable business expenses. Mr. Greenwald's agreement further provides for the payment of personal life and disability insurance premium payments and reimbursement for medical expenses not covered by medical insurance of up to $30,000 per annum (increased from $17,000 per annum under his prior employment agreement), an additional annual salary component characterized as an "unaccountable personal expense allowance" (as stated above), and use of a company car.

Other Change in Control Arrangements

     Outstanding employee stock options granted under the Company's stock option plans and individual option grants without reference to a plan include provisions for acceleration of exercisability upon a change in control substantially as summarized in note 2 to the Aggregated

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values Table. Options granted under the Company's 1990 Stock Option Plan include provisions for acceleration of exercisability upon a change of control except in the event the acquiring corporation (or a parent or subsidiary thereof) agrees to (a) assume the Company's obligations under the plan and the options or (b) replace the options with new options having terms at least as favorable to the optionee. Options granted on May 19, 1994 under individual plans include provisions allowing the Board to terminate the plan and the option term in the event of a change in control, whereupon the optionee may exercise the options for at least 60 days following the effective date of termination. Under the 1990 Stock Option Plan, "change of control" generally means (1) the dissolution of the Company,
(2) the sale of all or substantially all of the Company assets, or (3) a merger or similar transaction in which the Company would not be the surviving corporation, or in which the Company would survive but as the wholly-owned subsidiary of another corporation.

     Pursuant to the 1998 Plan, if an executive officer's employment is terminated by the Company for any reason other than because of death or total disability, either (a) in express anticipation of an announced transaction that would constitute a change in control event (as summarized below) and less than 3 months before its occurrence, or (b) within one year following a change in control event, then any unvested portion of his or her RSU award that has not previously expired will vest immediately, provided that no RSU vesting will be accelerated to a date less than six months after the date of grant.
Furthermore, immediately prior to a change in control event, all RSUs credited to an executive officer's stock unit account (including dividend equivalents) will vest and will be distributed immediately. A change in control event under the 1998 Plan generally includes (1) an acquisition by one person (or group of persons) of at least 45% of the ownership of the Company, other than an "excluded person," (2) certain changes in a majority of the Board over a 2-year period, (3) Board and (if required by law) shareholder approval of a plan to consummate the dissolution or complete liquidation of the Company, or (4) mergers and similar transactions which result in a 50% change in ownership of the Company (subject to certain exceptions). The term "excluded persons" includes Image Investors Co. ("IIC"), a principal shareholder of the Company, John Kluge and Stuart Subotnick, who own and control IIC, and Mr. Greenwald.

Stock Price Performance Graph*


     The graph below compares the cumulative total return of the Company, the NASDAQ U.S. Market Index and a Company-selected peer group (the group consists of Handleman Company, J2 Communications, Musicland Stores, and Rentrak ) for the 5-year period ending March 31, 1999. The graph assumes an initial investment of $100 on April 1, 1994 in the Company, the NASDAQ U.S. Market Index and the peer group. The graph also assumes reinvestment of dividends, if any.


                             [GRAPH APPEARS HERE]

                                                  Cumulative Total Return
                                          -----------------------------------
                                            3/94  3/95  3/96  3/97 3/98  3/99

           IMAGE ENTERTAINMENT, INC.        100   106   100    57   45    87
           PEER GROUP                       100    70    34    30   71    74
           NASDAQ STOCK MARKET (U.S.)       100   111   151   168  254   342



----------------------

* This section of the Proxy Statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings of the Company pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this section by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of the Acts.

            Compensation Committee Report on Executive Compensation*

     The Committee. The Company's compensation committee (for the purposes of this report only, the "Committee") was established in 1992 and is composed entirely of outside directors. The Committee reviews with the full Board all aspects of the compensation packages for each executive officer of the Company. The Committee, and from time to time the full Board, approves such packages and any amendments thereto. The Committee administers the Company's 1990 Stock Option Plan, the Restated 1992 Stock Option Plan, the 1998 Plan and other employee benefit plans of the Company. The following report addresses the Committee's objectives and its actions and decisions with respect to compensation for the 1999 fiscal year.

     Compensation Objectives. The Committee's goal is to maximize shareholder value over the long-term by attracting, retaining and motivating key executives. The executive compensation packages contain three primary components:

       .  base salary,

       . long-term incentive compensation in the form of stock-based awards, including options and, commencing in fiscal 1999, restricted stock unit awards ("RSUs"), and

       . short-term incentive compensation in the form of annual cash bonuses based on the Company's performance.

The Company offers a contributory 401(k) plan and provides health, life and disability insurance to all full-time employees.

     In light of the challenges facing the Company with regard to the adverse effect of direct competition from the market emergence of digital video discs ("DVDs") on laserdisc ("LD") revenues and the demands of the transition from LD distribution (which historically generated 100% of the Company's revenues) to DVD distribution, the Committee implemented in 1998 a new executive compensation structure in an effort to better integrate executive compensation with corporate strategic objectives, maintain a strong link between executive rewards and shareholder interests, and encourage long-term retention of executive officers.

     For fiscal 1999, the Committee reevaluated the Company's performance-based incentives. Based in part on a survey prepared by and recommendations of its outside consultants, the Committee and the Board approved significant changes in the Company's short and long-term incentive plans, and, effective July 1, 1998, new employment agreements for the executive officers. These agreements replaced the existing annual formula bonus awards with an annual bonus formula relative to specified targets--for fiscal years 1999 and 2000, targets based

----------------
      * The Compensation Committee Report on Executive Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings of the Company pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this section by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of the Acts.

on EBITDA. For a further description of the bonus formula, see "Bonuses" below and page 12 of this proxy statement ("Description of Employment Contracts, Termination of Employment and Change in Control Arrangements"). In addition, the Committee authorized the grant to executive officers of RSUs, which vest on an annual schedule but may be accelerated based on annual targets also related to EBITDA. These grants are described below and in the Summary Compensation Table at page 9.

     Base Salary. Base salary was and will continue to be paid in accordance with each executive's new employment agreement. In approving the employment agreements in fiscal 1999, the Committee authorized base salary increases ranging from 21% to 46% of the individual's prior base salary (including, in Mr. Greenwald's case, his annual unaccountable personal expense allowance), principally to remain competitive and to retain services. Individual increases were determined by reference to the individual's performance, the Company's performance and prevailing industry compensation levels. The agreements provide for annual percentage increases to base salary of 5%.

     Option Grants. The Committee views any option grant portion of the executive compensation packages as a special form of long-term incentive compensation to be awarded on a limited and non-regular basis. Stock options granted to executives are priced at or above the fair market value of the common stock on the date of grant and are intended to give management a stake in the Company's growth while aligning management interests with those of the Company's shareholders. Awards of stock options are determined based on the Committee's subjective determination of the amount of such awards necessary, as a supplement to an executive's base salary and performance-based bonus, to retain and motivate such executive. No options were granted to executive officers in fiscal 1999.

     Restricted Stock Unit Grants. The Committee authorized RSU grants to executive officers effective July 6, 1998 as an additional form of long-term incentive intended to provide executives with a more direct incentive to enhance the value of the Company's common stock. The specific number of RSUs in each grant was based upon a multiple of the executive's base salary, divided by the average price of the Company's common stock prior to grant. In general, the base salary multiples for the executive officers, which ranged from 20% to 70%, increased with the level of responsibility and the perceived impact of each position on the strategic direction of the Company. Similarly structured RSU grants were also made in fiscal 1999.

     To encourage retention and promote an allignment of interest with the Company's shareholders, the RSUs vest over a maximum period of five years; vesting may be accelerated based upon the Company's performance. The RSUs will vest in equal annual installments of at least 20%; if performance meets or exceeds performance targets established annually by the Committee, the RSUs will vest at the rate of 33 1/3% for that year. For fiscal 1999 and 2000, the Committee authorized a performance target related to EBITDA. The fiscal 1999 target was not met so the first installment of the 1998 RSUs did not vest at the accelerated rate in 1999.


     Bonuses. Under their new employment agreements and pursuant to a formula bonus plan, each of the executive officers was entitled to receive a certain percentage of his or her salary as a cash bonus for fiscal 1999, the receipt and amount of which depended on the achievement of specific levels of EBITDA, as established by the Committee in the first quarter of fiscal 1999. Under the formula bonus plan, each executive officer's bonus was determined by multiplying a specified percentage of his or her salary (75% for Mr. Greenwald, 30% for each of Ms. Lee and Mr. Framer and 60% for Mr. Borshell) by a certain performance factor, a percentage derived from a comparison of the Company's actual EBITDA to the target EBITDA. In order for an executive to receive any bonus, the performance factor had to equal a minimum of 40%, with the amount of the bonus increasing as the performance factor percentage increased, up to a maximum of 125%.

     The specific performance criteria and targets used to determine the bonuses and RSU accelerated vesting are subject to change annually at the Committee's discretion to adjust for changes in the Company's business, competitive conditions, changes in its capitalization, performance and needs. The Committee has not disclosed the exact targets specified in these awards because such information is deemed to be confidential and proprietary, the disclosure of which would be against the best interests of the Company. Bonuses for fiscal 1999, which were paid in fiscal 2000, are reflected in the Summary Compensation Table at page 9 and under "Compensation of Chief Executive Officer" below.

     Compensation of Chief Executive Officer. As of July 1, 1998, Mr. Greenwald received a 46% increase to his combined annual base salary and unaccountable personal expense allowance under the terms of his new employment agreement. Pursuant to the formula bonus plan set forth in his new employment agreement, Mr. Greenwald was eligible for an annual bonus for fiscal 1999 of 30% to 94% of his base salary if the performance of the Company exceeded a specified minimum percentage of the applicable EBITDA performance target established by the Committee in the first quarter of the fiscal year. Although the Company did not achieve its target EBITDA in fiscal 1999, the Company's actual EBITDA exceeded the specified minimum percentage of the target results (40%) necessary to receive a bonus. Mr. Greenwald received a bonus of $147,822, or 35% of his annual salary (including unaccountable personal expense allowance) based on the annual bonus formula established by the Committee for fiscal 1999.

     On July 6, 1998, Mr. Greenwald received a grant of 41,791 RSUs, subject to Board and shareholder approval which was timely received. The specific number of RSUs granted was derived by taking 70% of Mr. Greenwald's base salary and dividing it by the average price of the Company's common stock prior to grant. The size of the long-term grant was based on the recommendations from the outside analysis conducted in mid-1998 and referred to above. The other terms of his RSUs are described above under "Restricted Stock Unit Grants".

     Section 162(m) Policy. To the extent reasonably practicable and to the extent within the Committee's control, the Committee prefers to limit executive compensation in ordinary circumstances to that which is deductible by the Company under Section 162(m) of the Internal Revenue Code. During fiscal year 1999, all compensation paid to executive officers was within the Section 162(m) limit. Grants of RSUs, however, are not considered performance-based for these purposes and are included as compensation for these purposes only when they vest. Accordingly, to the extent that the value of shares vesting in any future year under RSU awards, when combined with salary, allowances and other non-exempt compensation, exceeds $1,000,000, the excess would not be deductible. Under current circumstances, the Committee does not satisfy the Code requirement that performance-based (i.e., Section 162(m) exempt) compensation be awarded by a committee of at least two "outside directors" (as defined in the

Code) because of the directors' other relationships described below. Nevertheless, the Committee does not expect non-exempt compensation to exceed the applicable limit for fiscal year 2000.

                                                          COMPENSATION COMMITTEE
                                                                  Ira S. Epstein
                                                              M. Trevenen Huxley
                                                                   Stuart Segall


Compensation Committee Interlocks and Insider Participation

     Mr. Segall is a non-salaried employee and non-executive officer of the Company.

     Mr. Epstein, a non-employee director (and director nominee), served on the Company's compensation committee for the entire fiscal year 1999. Mr. Epstein is of counsel to the law firm of Weissman, Wolff, Bergman, Coleman & Silverman, which in fiscal 1999 was retained by the Company and which continues to provide legal services to the Company and receives fees for such services at prices that, in the opinion of management, are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company entered into a credit agreement with Image Investors Co. ("IIC"), a principal shareholder of the Company owned and controlled by John W. Kluge and Stuart Subotnick, dated as of September 29, 1997 (the "Credit Agreement"), pursuant to which the Company borrowed $5 million from IIC, with interest payable quarterly at 8% per annum, and principal due in five years.
The loan is unsecured and subordinated to the Company's senior lender, Union Bank, and is convertible into the Company's common stock at any time during the term at a conversion price of $3.625 per share (the closing price of the Company's common stock on September 29, 1997). Proceeds from the loan were used to pay down the Company's then outstanding balance under its revolving credit facility.

     In connection with its recent acquisition of Ken Crane's Magnavox City, Inc., on January 6, 1999, the Company completed the sale of 2,400,000 shares of newly issued common stock to a group of institutional investors and other accredited investors at a price of $5.00 per share. Pursuant to the terms of the placement agent agreement dated December 21, 1998, the Company reserved up to 1,000,000 shares to sell directly to IIC or its affiliates in the offering on the same terms and conditions available to other investors, except that the Company would pay to the placement agent a reduced commission on the sale of the shares to IIC. On December 22, 1998, IIC purchased 600,000 additional shares of the Company's common stock for an aggregate purchase price of $3,000,000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the common stock, to file with the Securities and Exchange Commission (the "SEC") and the NASDAQ/NMS initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon review of the copies of Section 16(a) reports furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during fiscal 1999, its executive officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

                                   PROPOSAL 2
                        AMENDMENT OF ARTICLE III OF THE
                       RESTATED ARTICLES OF INCORPORATION
                    TO INCREASE NUMBER OF AUTHORIZED SHARES

     On July 23, 1999, the Board unanimously adopted, subject to shareholder approval, an amendment to Article III of the Company's Restated Articles of Incorporation to increase the number of authorized shares of no par value common stock from 25,000,000 to 30,000,000 shares (the "Amendment"). The proposed Amendment does not affect any terms or rights of the Company's common stock.

     The text of the Amendment is set forth below:

     RESOLVED, that Article III of the Company's Restated Articles of Incorporation be amended in its entirety to read as follows:

     "The corporation is authorized to issue two classes of shares, which shall be designated `Common Stock' and `Preferred Stock' and referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of Common Stock that this corporation is authorized to issue is 30,000,000, no par value, and the total number of shares of Preferred Stock that this corporation is authorized to issue is 3,365,385, $1.00 par value."

Purpose and Advantages of Amendment

     The Board believes it is desirable to authorize additional shares of common stock so that in the future there will be sufficient shares available for issuance for purposes that the Board may determine to be in the best interests of the Company and its shareholders. Such purposes could include:

     .  acquisitions
     .  stock incentive and employee benefit plans

     .  the offer of shares for financing purposes
     .  other corporate purposes

     The Board will have the authority to issue the additional shares authorized under the Amendment without further action by the shareholders, except as required by law or any applicable NASDAQ or stock exchange requirements. For example, NASDAQ requires shareholder approval when shares newly issued for an acquisition would amount to 20% or more of the shares outstanding prior to the issuance. California law generally requires that the Company obtain shareholder approval for mergers or other reorganizations involving the issuances of common stock of a similar magnitude.

Background; Effects of Amendment

     As of July 13, 1999 (the Record Date), of the 25,000,000 currently authorized shares of common stock, 16,457,032 shares (66%) were issued and outstanding, and 8,542,968 shares (34%) were unissued. Of the unissued shares, 2,076,666 shares (24%) were reserved for issuance under the 1990 Stock Option Plan, the Restated 1992 Stock Option Plan, the Directors Plan and the 1998 Plan and 1,379,310 shares (17%) were reserved for issuance upon conversion of the subordinated note issued to IIC under the Credit Agreement (see "Certain Relationships and Related Transactions" at page 19). The remainder of the authorized shares of common stock were not issued or reserved for issue. An indeterminate number of rights to purchase shares may become issuable to certain investors, including IIC, if the Company issues stock purchase rights to other persons at a price less than 80% of average market price at the time of issue, under the terms of the stock purchase agreement dated as of December 29, 1987 (as amended as of July 7, 1992).

     The Board believes that the adoption of the Amendment is advisable to provide the Company with sufficient flexibility to act promptly in carrying out corporate objectives without the need to seek shareholder approval to authorize additional shares for a specific transaction on a timely basis. At the present time, there are no agreements, understandings or arrangements for the issuance of the additional shares of common stock, except in connection with the agreements and plans referenced in the preceding paragraph. The Company intends to apply to NASDAQ for the listing of any additional shares of common stock if and when such shares are to be issued. The terms of any future issuance of shares of common stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance.

     The newly authorized shares of common stock will have voting and other rights identical to those of the currently authorized shares of common stock. Holders of the Company's common stock have no preemptive rights with respect to the issuance of additional shares of common stock.

     The Company is currently authorized to issue 3,365,385 shares of preferred stock (of which no shares were issued and outstanding or reserved for issuance at the Record Date). Approval of the Amendment would not change the number of authorized shares of preferred stock or the rights, preferences, privileges or restrictions of or on any shares of preferred stock which may be issued in the future. The Restated Articles of Incorporation provide that the Board may, among other things, issue the preferred stock in one or more series and fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, without further vote or action by the shareholders.

Possible Disadvantages

     The increase in authorized common stock will not have any immediate effect on the rights of the existing shareholders. Any future issuance of additional shares of common stock may, among other things, dilute the equity or book value per share, earnings per share and voting rights of current holders of common stock. A material increase in the outstanding or reserved shares could make it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock of the Company. For example, shares of common stock could be privately sold to purchasers favorable to the Board, thereby diluting the stock ownership of a person seeking to obtain control of the Company. The Company has no current plans to use the additional shares in such manner.

Effective Date

     If the Amendment is approved, the Company intends to submit promptly a certificate of amendment to the California Secretary of State's Office. The Amendment would be effective upon the filing of the certificate of amendment with the California Secretary of State.

Vote Required

     The Board has approved the Amendment and believes it to be in the best interests of the Company and its shareholders. Approval of the Amendment requires the affirmative vote of a majority of the common stock issued and outstanding on the Record Date.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSED AMENDMENT TO ARTICLE III OF THE RESTATED ARTICLES OF INCORPORATION. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXY.

                                  PROPOSAL 3
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board has unanimously appointed, and recommends that the shareholders ratify the appointment of, KPMG LLP, independent certified public accounts and the Company's auditors since fiscal 1990, as auditors for fiscal 2000. Though shareholder ratification is not required by law or otherwise, the Board is seeking ratification as a matter of good corporate practice. If the appointment is not ratified, the Board will reconsider the appointment. Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

Vote Required

     Assuming a quorum is present, the affirmative vote of the holders of a majority of the common stock represented (in person or by proxy) and voting at the Annual Meeting (the shares affirmatively voting must also constitute at least a majority of a quorum) is required to ratify the appointment of KPMG LLP as the Company's independent auditors.

                             SHAREHOLDER PROPOSALS

     To be considered for inclusion in the Company's proxy solicitation materials for the 2000 Annual Shareholders' Meeting, a shareholder proposal under SEC Rule 14a-8 must be received by the Company's Corporate Secretary at the principal executive offices of the Company no later than March 31, 2000.

     A shareholder may wish to have a proposal (other than a proposal in respect of a nominee for election to the Board) presented at the 2000 Annual Shareholders' Meeting, but not to have such proposal included in the Company's proxy statement for the meeting. If notice of the proposal is not received by the Company by June 14, 2000, then the proposal will be deemed untimely under Rule 14a-4(c) under the Securities Exchange Act of 1934, and the Company will have the right to exercise discretionary voting authority with respect to the proposal.

     In addition, Article III, Section 4, of the Company's bylaws provides as follows:


     Section 4.  Nomination for Director.  Nominations for election of members
     ---------   -----------------------
     of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the Company entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the Company no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 4 of Article II of these bylaws; provided, however, that if only 10 days' notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the Company not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the Company owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each nominee.

                    ANNUAL REPORT TO SHAREHOLDERS/FORM 10-K

     The Company's Annual Report to Shareholders (also the Company's Form 10-K for the fiscal year ended March 31, 1999) accompanies this proxy statement but does not constitute proxy soliciting material. Exhibits to the Annual Report/Form 10-K are available upon payment of a reasonable fee. Please direct requests, in writing, to:

                         Cheryl Lee, Esq.
                         Corporate Secretary
                         Image Entertainment, Inc.
                         9333 Oso Avenue
                         Chatsworth, California  91311

                         OTHER BUSINESS

     The Proxyholders will have discretionary authority to vote on such business (other than Proposals 1, 2 and 3) as may properly come before the Annual Meeting (the Board does not know of any such business as of this date) and all matters incident to the conduct of the meeting.

                                  By Order of the Board of Directors,
                                  IMAGE ENTERTAINMENT, INC.

                                  CHERYL LEE
                                  Corporate Secretary

Chatsworth, California
July 29, 1999


-------------------------------------------------------------------------------
Whether or not you expect to attend the meeting, we urge you to promptly complete, date and sign the enclosed proxy and return it in the envelope provided. Thank you.
-------------------------------------------------------------------------------

                           IMAGE ENTERTAINMENT, INC.
    Proxy Solicited by the Board of Directors for the 1999 Annual Meeting of
                                  Shareholders
                               September 10, 1999

  The undersigned appoints Ira S. Epstein, Martin W. Greenwald, M. Trevenen Huxley and Stuart Segall, and each of them, proxies (each with full power of substitution) to represent the undersigned at the Image Entertainment, Inc. 1999 Annual Meeting of Shareholders to be held on September 10, 1999 and any adjournments thereof and to vote the shares of the Company's common stock held of record by the undersigned on July 13, 1999 as directed below.
  1. Election of Directors (Proposal 1).

      [_] FOR all nominees                 [_] WITHHOLD
      listed below (except as              AUTHORITY to vote
      indicated to the contrary            for all nominees
      below).                              listed below.

INSTRUCTION: To withhold authority to vote for any individual nominee(s) strike a line through the name of the nominee(s) in the following list:

  IRA S. EPSTEIN    MARTIN W. GREENWALD    M. TREVENEN HUXLEY    STUART SEGALL

  2. Approval of the proposed amendment to Article III of the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 30,000,000 (Proposal 2).

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  3. Ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2000 (Proposal 3).

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  4. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any matters incident to the conduct of the Meeting.

                          PLEASE SIGN ON REVERSE SIDE



  The shares represented by this Proxy will be voted as directed above. If no direction is indicated, the shares represented by this Proxy will be voted FOR the director nominees named in Proposal 1, FOR Proposal 2 and FOR Proposal 3 and will be voted in the discretion of the proxies on such other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated July 29, 1999.

                                             Dated: _______________

                                             Signed: ______________

                                             Signed: ______________

                                             Please date this Proxy and sign
                                             exactly as your name appears
                                             hereon. If shares are jointly
                                             held, this Proxy should be signed
                                             by each joint owner. Executors,
                                             administrators, guardians or
                                             others signing in a fiduciary
                                             capacity should state their full
                                             titles. A Proxy executed by a
                                             corporation should be signed in
                                             its name by its president or
                                             other authorized officer. A Proxy
                                             executed by a partnership should
                                             be signed in its name by an
                                             authorized person.

    PLEASE PROMPTLY COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE
                               ENVELOPE PROVIDED.